EXHIBIT 5


                     Champion International Corporation
                             One Champion Plaza
                        Stamford, Connecticut 06921


                                                        September 16, 1999



Champion International Corporation
One Champion Plaza
Stamford, Connecticut  06921

Gentlemen:

         As Vice President and Secretary of Champion International Corporation (the "Company"), I am familiar with the Company's Registration Statement on Form S-8 being filed today (the "Registration Statement") with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 7,000,000 shares (the "Common Shares") of the Company's Common Stock, $.50 par value, issuable pursuant to the Company's 1999 Stock Option Plan.

         I am a member of the Bar of the State of New York and express no opinion as to the laws, including without limitation laws relating to choice of law, of any jurisdiction other than the Federal laws of the United States of America and the laws of the State of New York.

         This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

         Based upon the foregoing, I am of the opinion that the Common Shares, when issued in accordance with the Company's 1999 Stock Option Plan, will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to me in the Registration Statement.

                                                Very truly yours,


                                                /s/ Lawrence A. Fox
                                                Vice President and Secretary
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